UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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COMTECH TELECOMMUNICATIONS CORP. (Name of Registrant as Specified In Its Charter) —————————————————————————————— (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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December 5, 2023

RE: CMTL ‐ SUPPLEMENTAL FILING

This supplemental filing is intended to provide additional data to our shareholders in advance of our Fiscal 2023 Annual Meeting scheduled for December 14, 2023. Over the course of the last year, Comtech has repeatedly demonstrated its deep commitment to shareholder engagement in a variety of ways that were not fully set forth in our initial filing.

Comtech Engaged in Significant Shareholder Engagement

As an initial matter, Comtech sought to improve, at every level, the effectiveness of our shareholder outreach, including in our business and market-related commentary published on our website and our first-ever investor day in June. The event was well attended and offered our investors an opportunity to engage with our team and learn first-hand about our industry-leading solutions.

With respect to individual shareholder engagement from November 2022 to October 2023, Comtech contacted 13 of its top 30 shareholders, accounting for approximately 35% of outstanding shares. Of that number, Comtech engaged with 6 (or 46%) of such shareholders. Such engagement covered various topics, including, in pertinent part, discussions concerning Fiscal 2022 Say-on-Pay results. Importantly, 5 of the 6, or 83% of that group, had voted AGAINST Say-on-Pay in Fiscal 2022.

During these discussions, we addressed the one-time extraordinary changes in management and in the direction of the company set forth at length in our Proxy—an evolution acknowledged and endorsed even by those shareholders who voted against Say-on-Pay following the Fiscal 2022 Annual Meeting. Indeed, shareholders did not identify our overall compensation plans and practices as a source of concern. Rather, shareholders expressed discomfort with the scope of legacy severance agreements that were triggered with the departure of our former CEOs. Taking these comments to heart, the Committee, in close consultation with our independent compensation consultant, negotiated a far more market-based agreement with our current CEO (see below).

Comtech Made Significant Changes to its Compensation Program

We note that Institutional Shareholder Services (“ISS”) Proxy Analysis & Benchmark Policy Voting Recommendations report recommended AGAINST our Say-on-Pay vote in advance of our Fiscal 2023 Annual Meeting, however, ISS’s report offered no criticism of this year’s existing compensation program, noting in its Executive Summary a “Low concern” for all aspects of the program including our current Severance/CIC Arrangements.

More broadly, Comtech overhauled several important areas of its compensation program in Fiscal 2023, based in pertinent part on shareholder input:
•Effective for Fiscal 2023, relative Total Shareholder Return (“TSR”) was added as a third performance metric to annual Long-Term Performance Shares (“LTPS”) grants, reinforcing our commitment to aligning executive compensation with shareholder value creation;

•Also effective for Fiscal 2023, annual and long-term incentive plan payout opportunities were adjusted to provide for a greater reduction in payments for below-target performance, and a more competitive upside for outperformance; this recalibration underscores our commitment to prudent risk management, ensuring that our executive compensation structure fosters accountability and further enhances the alignment of our executive compensation program with the interests of shareholders;

•Our current CEO’s employment agreement outlines severance benefits that are intentionally and significantly reduced in size and scope relative to our former CEOs’ contractual severance obligations and aligned with prevailing market practices;

•A formal compensation peer group was adopted, enhancing our benchmarking processes and ensuring that our executive compensation remains competitive within the industry; this strategic move reflects our commitment to transparency and responsiveness to shareholder concerns, further solidifying our alignment with best practices in corporate governance;

•Aligned with our One Comtech initiative, we retained an independent consultant to conduct a “spans and layers” analysis to support growth and restructuring following the combination of our disparate businesses into two segments, resulting in increased productivity and overall reduction in costs;

•Performance metrics for the Comtech leadership team—the drivers for incentive awards—were revisited and tailored for Fiscal 2024 to more closely track the accountability of each individual leader; and

•Also looking to Fiscal 2024, the Compensation Committee initiated discussions around template executive employment agreements that more closely track the market (following the negotiation of CEO compensation in a like manner); specifically, the Committee is committed to a departure from the legacy agreements that were a source of frustration for shareholders in the past.

In sum, Comtech has engaged directly with our shareholders, listened closely to their feedback on the issue of compensation, and responded by fashioning an improved organization structure, compensation philosophy, and incentives that are more closely aligned to best practices in the market. As we continue into Fiscal 2024, we look forward to continuing the transformation of our business, which includes discussions with shareholders on this, and any other, area of interest – and includes a planned, formal survey soliciting direct feedback on multiple key issues including strategy and governance.

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